Exhibit 99.3

Lower Main Street Development, LLC

(A Limited Liability Company)

Financial Statements

and Independent Auditor’s Report

December 31, 2014, 2013 (unaudited) and 2012 (unaudited)

Lower Main Street Development, LLC

(A Limited Liability Company)

Independent Auditors’ Report

To the Partners of

Lower Main Street Development, LLC:

We have audited the accompanying financial statements of Lower Main Street Development, LLC (the “Company”) which comprises of the balance sheet as of December 31, 2014, and the related statements of income and members’ equity and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lower Main Street Development, LLC as of December 31, 2014, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The financial statements as of December 31, 2013 and for the years ending December 31, 2013 and 2012 were not subjected to audit, review, or compilation procedures and, accordingly, we do not express an opinion, a conclusion, nor provide any other assurance on such statements.

/s/ WithumSmith+Brown. PC

New Brunswick, NJ

March 27, 2015

Lower Main Street Development, LLC

(A Limited Liability Company)

Balance Sheets

December 31, 2014 and 2013 (unaudited)

	2014	2013
	(Audited)	(unaudited)
Assets
Land	$8,980	$1,474,626
Due from related parties	—	360,000
Other receivable	—	6,000
Cash	37,967	40,006

Totals	$46,947	$1,880,632

Liabilities and Members’ Equity (Deficiency)
Accrued expenses	$10,000	$10,000
Due to related parties	64,982	—

Total liabilities	74,982	10,000
Members’ equity (deficiency)	(28,035)	1,870,632

Totals	$46,947	$1,880,632

See Notes to Financial Statements.

Lower Main Street Development, LLC

(A Limited Liability Company)

Statements of Income and Members’ Equity (Deficiency)

Years Ended December 31, 2014, 2013 (unaudited) and 2012 (unaudited)

	2014	2013	2012
	(Audited)	(unaudited)	(unaudited)
Rental income	$180,000	$180,000	$180,000
General and administrative expenses	6,000	5,000	28,161
Loss on disposal of equipment			(64,147)
Gain on sale of land	14,629,372	—	—

Net income	14,803,372	175,000	87,692
Members’ equity, beginning of year	1,870,632	1,695,632	1,610,483
Distributions	16,702,039	—	2,543

Members’ equity (deficiency), end of year	$(28,035)	$1,870,632	$1,695,632

See Notes to Financial Statements.

Lower Main Street Development, LLC

(A Limited Liability Company)

Statements of Cash Flows

Years Ended December 31, 2014, 2013 (unaudited) and 2012 (unaudited)

	2014	2013	2012
	(Audited)	(unaudited)	(unaudited)
Operating activities:
Net income	$14,803,372	$175,000	$87,692
Adjustments to reconcile net income to net cash used in operating activities:
Loss on disposal of equipment	—		64,147
Gain on sale of land	(14,629,372)
Changes in operating assets and liabilities:
Due from related parties	(180,000)	(180,000)	(180,000)
Accrued expenses	—	5,000	5,000

Net cash used in operating activities	(6,000)	—	(23,161)

Investing activities—other receivable	6,000	—	—

Financing activities—distributions	(2,039)	—	(2,543)

Net decrease in cash	(2,039)	—	(25,704)
Cash, beginning of year	40,006	40,006	65,710

Cash, end of year	$37,967	$40,006	$40,006

Supplemental disclosure of noncash investing and financing activities:
Proceeds from the sale of land	$16,095,018

Distributions	$(16,095,018)

Proceeds for rent receivable	$540,000

Due to related parties	$64,982

See Notes to Financial Statements.

Lower Main Street Development, LLC

(A Limited Liability Company)

Notes to Financial Statements

December 31, 2014, 2013 (unaudited) and 2012 (unaudited)

Note 1—Organization and business

Lower Main Street Development, LLC (the “Company”) was established on February 20, 2003 as an equal partnership between Fifty Three Dredging Company and DBD, L.L.C.

The Company is organized to acquire, own, manage, mortgage, develop, sell, and otherwise deal with the property located in the City of South Amboy, New Jersey. Additionally, the liability of the members is limited to the members’ total equity.

Note 2—Summary of significant accounting policies

Basis of presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Concentration risks

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. The Company maintains its cash with high credit quality financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Company (“FDIC”) up to $250,000. As of December 31, 2014, the Company’s cash balance does not exceed the current FDIC insured amount.

Revenue recognition

Rental income, which is generally earned pursuant to month-to-month leases, is recognized as earned.

Income taxes

Income or loss of the Company is includible in the income tax returns of the members in proportion to their respective interests. Accordingly, there is no provision for income taxes in the accompanying financial statements.

The Company has no unrecognized tax benefits at December 31, 2014 and 2013. The Company’s Federal and state income tax returns prior to fiscal year 2011 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with income tax matters as part of the income tax provision, if applicable, and includes accrued interest and penalties with the related tax liability in the accompanying balance sheets.

Lower Main Street Development, LLC

(A Limited Liability Company)

Notes to Financial Statements

December 31, 2014, 2013 (unaudited) and 2012 (unaudited)

Subsequent events

The Company has evaluated subsequent events through March 27, 2015, which is the date the financial statements were available to be issued.

Note 3—Sale of land

Lower Main Street Development, LLC and Amboy Aggregates Joint Venture and Subsidiaries (“Amboy”) an entity whose related partners are members of the Company, entered into an amended and restated agreement on December 13, 2013 to sell substantially all of the real estate on which Amboy conducts its operations for $33,000,000. On December 31, 2013, pursuant to the terms of the amended and restated agreement, the buyer made a first payment of $2,000,000 which was to be applied to the purchase price at the closing.

On December 31, 2014, the Company and Amboy sold substantially all of the land, resulting in a gain of approximately $14,629,000, included in gain on sale of land in the statement of income and members’ equity (deficiency) for the year ended December 31, 2014.

Note 4—Related party transactions

During 2014, 2013 and 2012, the Company accrued rental income totaling $180,000 from Amboy, whose related partners are members of the Company. The lease, which requires monthly payments of $15,000, is on a month-to-month basis. As of December 31, 2014 and 2013, a liability is included as due to related parties on the balance sheet. As of December 31, 2014, due to related parties included approximately $65,000 from amounts overpaid to the Company. As of December 31, 2013, due from related parties included $360,000 (unaudited) related to rental income.